Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “NEWBRIDGE GLOBAL VENTURES, INC.”, FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF SEPTEMBER, A.D. 2020, AT 3:18 O`CLOCK P.M.

NEWBRIDGE GLOBAL VENTURES, INC.

CERTIFICATE OF DESIGNATION

SERIES A CONVERTIBLE PREFFERED STOCK-NBGV

The undersigned, Lance Dalton does hereby certify that:

1.He is the Chief Executive Officer of Newbridge Global Ventures, Inc., a Delaware corporation (the "Corporation").

2.The Corporation is authorized to issue 400,000 shares of preferred stock, par value $0.0001 per share;

3.The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the articles of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 400,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of two(2) shares of the preferred stock which the Corporation has the authority to issue and which shall be designated as Series A Convertible Preferred Stock, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A Convertible Preferred Stock and the number of shares so designated shall be two (2) shares(which shall not be subject to increase without the written consent of holders of a majority in interest of the Series A convertible Preferred Stock then outstanding (each, a "Holder" and collectively, the "Holders")).

Section 2. Dividends. Holders shall be entitled to receive Dividends of the Corporation when and if a form of dividends are actually paid on shares of the common stock of the Corporation par value $0.0001 (the "Common Stock"). Dividends, in such event, would be payable on an as converted basis.

Section 3. Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder of outstanding shares of Series A Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Convertible Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Corporation's Articles oflncorporation, as amended, Holders of Series A Convertible Preferred Stock shall vote together with the holders of Common Stock as a single class.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders of the Series A Convertible Preferred Stock shall not be entitled to receive any assets of the Corporation, and the Series A Convertible Preferred Stock shall rank junior to all other capital stock of the Corporation.

Section 5. Conversion.

(a)Mandatory Conversion. On the Charter Amendment Date (as defined below), each outstanding share of Series A Convertible Preferred Stock shall automatically be converted into an amount of shares of Common Stock equal to 25% of the total outstanding shares of Common Stock on the Charter Amendment Date. "Charter Amendment Date" means the date on which an amendment to the Corporation's Articles of Incorporation, as amended, to increase the Corporation's authorized shares of Common Stock to 200,000,000 shares has been filed with the Secretary of State of the State of Nevada. Except for the conversion of the Preferred Stock on the Charter Amendment date, the Holders shall have no optional conversion right.

(c)Mechanics of Conversion

(ii)Obligation Absolute. The Corporation's obligation to issue and deliver the shares of Common Stock upon conversion of the Series a Convertible Preferred Stock (the "Conversion Shares") in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(iii)Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series a Convertible Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction or round up to the next whole share.

(iv)Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series a Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 6. Miscellaneous.

(a)Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, shall be in writing and delivered personally, by facsimile or email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal offices Attention: Chief Financial Officer. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or email, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via email at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict oflaws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the courts of the State of Nevada (the "Courts"). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Courts, or such Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(c)Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(d)Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(f)Status of Converted or Redeemed Series A Convertible Preferred Stock. If any shares of Series A Convertible Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the Chief Executive Officer, president or any vice president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation  of  Preferences,  Rights  and  Limitations  in accordance with the foregoing resolution and the provisions of Delaware Jaw.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 11th day of September, 2020.